SHARE PURCHASE AGREEMENT

BETWEEN:

David Norman Moore and Kimberly Ann Moore

– and –

SusGlobal Energy Belleville Ltd.

dated as of

May 24, 2019

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	6
1.3	Knowledge	7
1.4	Entire Agreement	7
1.5	Applicable Law	8
1.6	Schedules	8

ARTICLE II PURCHASE, SALE		8
2.1	Purchase and Sale of the Purchased Shares and the Adjacent Lands	8
2.2	Place of Closing	9
2.3	Title	9
2.4	Option	9
2.5	As Is Condition	10

ARTICLE III PURCHASE PRICE		10
3.1	Purchase Price	10
3.2	Satisfaction of Purchase Price	10
3.3	Adjustments	11
3.4	Taxes	11
3.5	Tax Returns	11
3.6	Rights Cumulative	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE VENDORS		12
4.1	Corporate Organization, Standing and Qualifications	12
4.2	Authorization	12
4.3	Capitalization	13
4.4	Consents and Approvals; No Violations	13
4.5	Books and Records; Bank Accounts	14
4.6	Absence of Undisclosed Liabilities	14
4.7	Real Property	15
4.8	Environmental Matters-Waste Collections and Landfill Operations	16
4.9	Title	18
4.10	Contracts	18
4.11	Vehicles, Equipment and Office Equipment	19
4.12	Location of Assets	19
4.13	Taxes	19
4.14	Residence	22
4.15	Employment Matters	22
4.16	Compliance with Laws; Governmental Authorizations	23
4.17	Litigation	23
4.18	Truth and Accuracy of Schedules	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23
5.1	Corporate Organization, Standing and Qualifications	23

- ii -

5.2	Authorization	24
5.3	Consents and Approvals; No Violations	24
5.4	Knowledge of Purchaser	24
5.5	No Other Representations and Warranties	24

ARTICLE VI SURVIVAL		25
6.1	Survival of Vendors’ Representations and Warranties	25
6.2	Survival of Purchaser’s Representations and Warranties	25
6.3	Indemnification	25
6.4	Procedure for Indemnification	27
6.5	Third Party Claims	28
6.6	Additional Rules and Procedures	29
6.7	Rights Cumulative	29
6.8	Subrogation	30
6.9	Insurance and Other Recoveries	30
6.10	Mitigation	30
6.11	Adjustment to Purchase Price	30

ARTICLE VII CLOSING		30
7.1	Electronic Registration	30
7.2	Vendors and Company Closing Deliverables	31
7.3	Purchaser Closing Deliverables	31

ARTICLE VIII GENERAL		32
8.1	Notices	32
8.2	Waiver	33
8.3	Severability	33
8.4	Assignment and Enurement	33
8.5	Expenses	33
8.6	Further Assurances	33
8.7	Jurisdiction	34
8.8	Service	34
8.9	Public Notices	34
8.10	Third Party Beneficiaries	34
8.11	Non-Merger	35
8.12	No Presumption	35
8.13	Language	35
8.14	Execution by Electronic Transmission	35
8.15	Counterparts	35

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 24th day of May, 2019.

BETWEEN:

SUSGLOBAL ENERGY BELLEVILLE LTD., a corporation
incorporated under the laws of the Province of Ontario

(the "Purchaser"),

- and -

DAVID NORMAN MOORE and KIMBERLY ANN MOORE

(each, a "Vendor" and hereafter collectively referred to as the
"Vendors").

RECITALS:

A.	The Vendors are the owners, beneficially and of record, of all of the issued and outstanding shares in the capital of 1684567 Ontario Inc.

B.	The Vendors are the registered and legal owners of the Adjacent Lands and the Additional Lands.

C.

The Purchaser wishes to purchase and the Vendors wishes to sell the Purchased Shares and the Adjacent Lands, and the Vendors wishes to grant to the Purchaser the option to buy the Additional Lands, in each case on and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties agree as follows:

ARTICLE I
INTERPRETATION

1.1	Definitions

Throughout this Agreement, except as otherwise expressly provided, the following words, terms and expressions shall have the following meanings: "Additional Lands" means the 2.62 hectare gravel pit B license # 2984 legally described as PT LT 20 CON 8 THURLOW PT 2 21R19513; S/T QR266045; BELLEVILLE ; COUNTY OF HASTINGS being all of PIN # 40532-0031 (LT) and the lands and premises legally described as PT LT 20 CON 8 THURLOW PT 1 21R18453; BELLEVILLE ; COUNTY OF HASTINGS being all of PIN # 40532-0033 (LT).

"Adjacent Lands" means PT LT 20 CON 8 THURLOW PT 25, 27 AND 29 21R6801; BELLEVILLE ; COUNTY OF HASTINGS, being the lot on Phillipston Rd. with PIN # 40532-0041 (LT).

"Affiliate" shall have the meaning given to it in the Business Corporations Act (Ontario), as amended from time to time.

"Agreement", "this Agreement", "the Agreement", "hereof", "herein", "hereto", "hereby", "hereunder" and similar expressions mean this Share Purchase Agreement dated May [21], 2019 between the Parties, including all schedules and exhibits, and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement. All references to "Articles", "Sections", "Schedules" and "Exhibits" mean and refer to the specified article, section, schedule and exhibit of this Agreement.

"arm’s length" has the meaning given to it by Section 251 of the Tax Act.

"Books and Records" means all books and records of the Company.

"Buildings" means the buildings, plants, structures, facilities and equipment erected in or upon any Owned Real Property.

"Business" means the municipal waste contracting business offering curbside waste collection and landfill management services currently operated by the Company but for greater certainty, excludes the business carried on by the Purchaser on the Company Lands subject to the Company lease (the "Leased Lands").

"Business Day" means any day which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under the laws of the Province of Ontario or the federal laws of Canada applicable in the Province of Ontario, on which the principal commercial banks in the City of Toronto, Ontario are open for business.

"Certificate" has the meaning given to it in Section 6.3(a) .

"Claim" means any claim, demand, complaint, grievance, action, cause or right of action, damage, loss, costs, liability, obligation or expense, assessments or reassessments, including, without limitation, reasonable professional fees and all reasonable costs incurred in investigating or pursing any of the foregoing, or any proceeding, arbitration, mediation or other dispute resolution procedure relating to any of the foregoing, or any orders, writs, injunctions or decrees of any Governmental Authority.

"Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares and the completion of all other transactions contemplated by this Agreement that are to occur at the same time as the sale and purchase of the Purchased Shares.

"Closing Date" means May 28, 2019, or such other date as the Parties may agree upon in writing as the date upon which the Closing shall take place.

"Closing Time" means 12:01 a.m. Toronto time on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place.

"Company" means 1684567 Ontario Inc., a company incorporated under the laws of the province of Ontario.

"Company Lands" means the lands and premises legally known as PT LT 20 CON 8 THURLOW PT 1 21R19513; BELLEVILLE; COUNTY OF HASTINGS and municipally known as 704 Phillipston Road, Belleville, Ontario with PIN # 40532-0032 (LT).

"Company Lease" means the 13.88 -acre lease between the Company and Astoria Organic Matters Canada Limited dated June 24, 2013, which was assigned to the Purchaser on September 15, 2017.

"Consents" means all consents, approvals, permits, licences, waivers of rights of first refusal or waivers of due on sale clauses or other waivers, as applicable, from: (a) any party to any Contract, and (b) any Governmental Authority necessary or advisable in connection with the execution of this Agreement, the Closing or the performance of any terms thereof or any document delivered pursuant thereto or the completion of any of the transactions contemplated by this Agreement.

"Contracts" of any Person means all contracts, Equipment Leases, licences, sub-licences, agreements, commitments, entitlements, undertakings, understandings and engagements to which such Person is a party or by which such Person is bound, including the Company Lease, whether written, oral or otherwise, and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers’ or suppliers’ warranty, guarantee or commitment (express or implied).

"Contractual Obligations" means, with respect to any Person, any provision of any security issued by such Person or of any agreement, undertaking, obligation, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound, whether written or oral.

"DRA" shall have the meaning ascribed thereto in Section 7.1.

"Encumbrance" means any encumbrance, lien, security interest, option, right of first refusal, easement, mortgage, charge, hypothec, indenture, deed of trust, right of way, registered restriction on the use of real property, encroachment, licence to third parties, lease to third parties, security agreement, or any other encumbrance.

"Environmental Laws" means all Laws of any Governmental Authority relating to or otherwise imposing liability or standards of conduct with respect to environmental or health matters, including legislation governing the labelling, use, transportation, manufacture, processing, generation, distribution, treatment, storage, discharge, Release, disposal, clean-up or handling of Hazardous Substances.

"Environmental Permits" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Authority or other Person pursuant to any Environmental Laws with respect to the Company or the operation of the Business.

"Environmental Reports" shall have the meaning given to it in Section 4.8(f) .

"Equipment" means all machinery, equipment, storage tanks, fuel, fixtures, accessories, supplies, spare parts, tools, personal property and other tangible property owned by the Company or used in carrying on the Business.

"Equipment Leases" means all leases and licences relating to the Equipment, leases and licences, Vehicle leases, conditional sales contracts, title retention agreements and other similar agreements relating to Equipment or Vehicles used by the Company in carrying on the Business.

"Ex Juris Party" has the meaning given to it in Section 8.8.

"Fundamental Representations" has the meaning given to it in Section 6.1(a) .

"Governmental Authority" means any governmental, regulatory or administrative authority, department, agency, commission, board, panel, tribunal, government-owned corporation, government ministry or court or other law, rule or regulation-making or enforcing entity having or purporting to have jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof.

"Governmental Authorization" means any authorization, approval, licence, consent, quota or permit, including any Environmental Permit, issued by any Governmental Authority.

"Hazardous Substances" means any substance which is deemed to be, alone or in any combination, "hazardous", "hazardous waste", "radioactive", "deleterious", "toxic", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good", a "waste", a "special waste", a "source of contamination" or a "source of a pollutant" under any Environmental Law whether or not such substance is defined as hazardous under the Environmental Law involved; any substances or materials the presence or concentration of which in soil, sediment, ground water or surface water is regulated under any Environmental Law, including, without limitation, asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, mould, mildew or fungi, oil, waste oil, petroleum, petroleum productions, or urea formaldehyde foam insulation; and any other material or substance which may pose a threat to the environment or to human health or safety.

"HST" means the harmonized sales tax or the goods and services tax (as the case may be) imposed under the HST Legislation which, for greater certainty, includes the provincial component of any harmonized sales tax imposed under the HST Legislation.

"HST Legislation" means Part IX of the Excise Tax Act (Canada).

"Indemnified Party" has the meaning given to it in Section 6.4(a) .

"Indemnifying Party" has the meaning given to it in Section 6.4(a) .

"Lands" means the Adjacent Lands and the Company Lands.

"Laws" means all applicable laws, common law, statutes, regulations, by-laws, rules, decrees, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority.

"Liabilities" means the debts, liabilities, obligations, Claims, Encumbrances, commitments, demands and expenses of any nature or kind, whether known or unknown, accrued or unaccrued, absolute, contingent or otherwise and whether due or to become due, of any Person.

"Lien Discharge Amount" means the sum of $72,000 paid by the Purchaser on February 5, 2019 to the Vendors in connection with the discharge of liens against the Owned Real Property in contemplation of this Agreement.

"Losses" has the meaning given to it in Section 6.3.

"Material Adverse Change" or "Material Adverse Effect" shall mean, (a) when used with respect to the Company or the Business, any materially adverse change in or effect on the Business, assets, liabilities, results of operation, condition (financial or otherwise) or prospects of the Company, or (b) when used with respect to the Purchaser or the Vendors, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of the Purchaser or the Vendors, as the case may be, to perform their respective obligations under this Agreement.

"Municipal Contracts" means the four municipal contracts relating to curbside waste collection and landfill maintenance and operation set forth in Schedule 2.

"Notice" shall have the meaning given to it in Section 8.1. "Option" shall have the meaning given to it in Section 2.4.

"Owned Real Property" means the Lands, and all Buildings, Systems, improvements and fixtures situated on or forming a part of the Lands, and all easements, rights of way, privileges and appurtenances belonging to and enuring to the benefit thereof.

"Parties" means, collectively, the Purchaser and the Vendors and "Party" means either of them.

"Permitted Encumbrances" means (a) Encumbrances for current Taxes, assessments, charges or levies not yet due and payable, and (b) the Encumbrances listed upon the attached Schedule 2.1.

"Person" means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

"Professional Fee Amount" means the amount, not to exceed $100,000 in the aggregate, plus HST, of legal and accounting fees incurred by the Vendors in connection with the transactions contemplated hereby as communicated to the Purchaser in writing not less than three Business Days prior to the Closing Date together with such supporting documentation therefor as the Purchasers require, acting reasonably.

"Purchase Price" has the meaning given to it in Section 3.1.

"Purchased Shares" means all of the issued and outstanding shares in the capital of the Company.

"Release" means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or migrating to, into or through the environment.

"Remedial Order" means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Law and includes, without limitation, any order requiring remediation or clean-up of any Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated.

"Systems" means all mechanical and electrical systems used in connection with the operation and maintenance of any Buildings, including the heating, ventilating, air conditioning, electrical, sprinkler and drainage systems.

"Tax Act" means the Income Tax Act (Canada).

"Tax Refunds" means any refund or rebate of Taxes previously paid (or any instalments previously paid in respect of Taxes), or any refundable tax credit received (or credited), in respect of any taxable period or portion thereof.

"Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements required to be filed, or in fact filed, in respect of Taxes or Tax Refunds and any schedules attached thereto.

"Taxes" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof.

"Transfer Taxes" has the meaning ascribed thereto in Section 3.4(b) .

"Vehicles" means the 2003 International garbage truck with VIN# 1HTWYATT93J063808 described in Schedule 4.11.

1.2	Certain Rules of Interpretation

In this Agreement and the Schedules and Exhibits:

(a)	Time – Time is of the essence in and of this Agreement.

(b)

Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)

Business Days – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)	Currency – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e)

Headings – The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)	Including – Where the word "including" or "includes " is used in this Agreement, it means "including without limitation " or "includes without limitation".

(g)

Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)

Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(i)

Ordinary Course – Any reference to an action taken by a Person in the ordinary course means that such action is consistent with past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

1.3	Knowledge

Whenever any Party makes any representation, warranty or other statement to such Party’s knowledge, or any other similar knowledge qualification, such "knowledge" means the actual knowledge of such Party.

1.4	Entire Agreement

(a)

This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.

(b)	No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5	Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.6	Schedules

The following Schedules attached to this Agreement form an integral part of this Agreement:

Schedule 2	-	Municipal Contracts
Schedule 2.1	-	Permitted Encumbrances
Schedule 4.1	-	Corporate Organization
Schedule 4.3	-	Capitalization
Schedule 4.4	-	Vendors’ Consents and Approvals
Schedule 4.6	-	Absence of Undisclosed Liabilities
Schedule 4.7	-	Real Property
Schedule 4.8	-	Environmental Matters
Schedule 4.9	-	Title
Schedule 4.11	-	Vehicles, Equipment and Office Equipment
Schedule 4.13	-	Taxes
Schedule 4.15	-	Employment Matters
Schedule 4.16	-	Governmental Authorizations
Schedule 4.17	-	Litigation

ARTICLE II
PURCHASE, SALE

2.1	Purchase and Sale of the Purchased Shares and the Adjacent Lands

At the Closing Time:

(a)

The Vendors shall sell to the Purchaser, and the Purchaser shall purchase from the Vendors, the Purchased Shares and the Adjacent Lands, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)	The Vendors shall grant to the Purchaser the Option as described in Section 2.4 hereof.

(c)	The Purchaser shall pay the Purchase Price, net of the Lien Discharge Amount, to the Vendors in accordance with the provisions of Article III.

(d)

The Vendors shall deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holder of record, and shall take such steps as shall be necessary to enter the Purchaser or its nominee(s) upon the books of the Company as the holder of the Purchased Shares effective as of the Closing Date.

(e)	The Vendors shall convey title to the Adjacent Lands to the Purchaser by way of the registration of a Transfer in a manner acceptable to the Purchaser, acting reasonably.

(f)

The Vendors and the Purchaser shall deliver such other documents as may be reasonably necessary and consistent with the terms of this Agreement in order to complete the transactions contemplated herein in a form and on terms acceptable to the Vendor and Purchaser, acting reasonably.

2.2	Place of Closing

The Closing shall take place at the Closing Time at the offices of Goodmans LLP, or at such other place as may be agreed upon by the Vendors and the Purchaser in writing. The conveyance of the Adjacent Lands and the registration of the Option on title to the Additional Lands shall occur in accordance with a Document Registration Agreement between the solicitors for the Vendor and the solicitors for the Purchaser, in the form approved of by the Law Society of Ontario in accordance with Section 7.1.

2.3	Title

The Purchaser may take title to the Optioned Lands in a separate entity (to be identified in writing to the Vendors). This right survives Closing.

2.4	Option

For the period commencing after the Closing Time through and including the date which is the six-month anniversary of the Closing Date (the "Option Date") the Purchaser shall have the right, exercisable by written notice to the Vendors, together with a deposit made payable to the Vendor of $55,000, (collectively, the "Option Notice") to acquire the Additional Lands for a purchase price of $210,000.00, in addition to HST, subject to the usual adjustments allocated amongst the Additional Lands as set forth in Schedule 2.4 (the "Option"). In connection therewith:

(a)

the Vendors covenant and agree not to take any action that would cause the representations in Article IV, to be incorrect or incomplete, when applied to the Additional Lands or the transfer of same on the exercise of the Option, or for any Encumbrances (other than Permitted Encumbrances) to encumber the Additional Lands on closing of any exercise of the Option;

(b)

the Vendors acknowledge and agree to provide such documentation on Closing as may be required to register notice of the Option on title to the Additional Lands, in form and substance acceptable to the Purchaser and the Vendor, acting reasonably;

(c)

the Parties agree to take all such steps and do all such things as are reasonably required to convey the Additional Lands to the Purchaser upon the due exercise of the Option on the date which is fifteen (15) Business Days following the exercise of the Option or such other date as the Parties agree in writing (for greater certainty, the closing of the Option may take place after the Option Date, so long as the Option Notice is delivered prior to the Option Date);

(d)

save and except for the representations and warranties contained in Section 4.7 of this Agreement, which relate to the Additional Lands, the Purchaser will accept the Additional Lands on an "as is where is" condition, without warranty or representation from the Vendors, subject to the same indemnity obligations described in Section 6.3 of this Agreement; and

(e)

the Purchaser shall permit the Vendor to access and enter the Additional Lands on an unrestricted basis and to extract, process and sell gravel situated on the Additional Lands for a period of one (1) year following the closing of the Option.

2.5	As Is Condition

Subject to the representations and warranties described in Section 4.7 of this Agreement, the Purchaser will accept the Company Lands and the Adjacent Lands on an "as is where is" condition without warranty or representation from the Vendors, subject to the indemnities in Section 6.3 of this Agreement.

ARTICLE III
PURCHASE PRICE

3.1	Purchase Price

The amount payable by the Purchaser for the Purchased Shares shall be the amount of $1,717,250.00 (of which, $315,319 will be allocated to the Class A Preference Shares; $10 will be allocated to the Class B Preference Shares; $10 will be allocated to the Class C Preference Shares; and the balance will be allocated to the Common Shares), the amount payable by the Purchaser for the Adjacent Lands shall be $50,000.00 subject to the usual adjustments, such that the total purchase price (the "Purchase Price") shall be $1,767,250.00.

3.2	Satisfaction of Purchase Price

The Purchaser shall pay an amount equal to the Purchase Price, less the Lien Discharge Amount and plus the Professional Fee Amount, at the Closing Time by wire transfer as the Vendors direct in writing.

3.3	Adjustments

The Purchase Price shall be subject to customary adjustments for the sale of real property similar to the Owned Real Property, including realty taxes, local improvement charges and rent payable under the Company Lease, along with customary adjustments for the sale of shares of a company similar to the Company, including prepaid expenses and accrued liabilities relating to the Business.

3.4	Taxes

(a)

The Purchaser shall be responsible for the HST that is exigible with respect to the transaction in addition to the Purchase Price. The Purchaser hereby undertakes to self-assess and remit the HST that is exigible with respect to the transaction and to indemnify the Vendors for any HST which may be payable, as well as any penalties, costs and/or interest resulting from any inaccuracy, misstatement or misrepresentation made by the Purchaser in connection with the HST payable. Provided that the Purchaser delivers to the Vendors a certificate and indemnity in a form acceptable to the Vendors with respect to HST self- assessment and remission, together with satisfactory proof of its HST registration number(s) on or before the Closing Date, the Purchaser shall not be obliged to remit payment of the said HST to the Vendors at Closing, but will remain exclusively liable for said payment.

(b)

The Purchaser shall pay or cause the payment of all applicable HST, land transfer taxes, sales taxes, registration fees or other like charges properly payable on or in connection with the purchase of the Purchased Shares, Adjacent Lands and granting of the Option (collectively, the "Transfer Taxes") as and when such Transfer Taxes are payable pursuant to the applicable taxing legislation. The Purchaser and the Vendors acknowledge and agree that the Purchase Price and all other amounts referenced herein are exclusive of all Transfer Taxes.

3.5	Tax Returns

(a)

Vendors shall cause the Company’s current accountants to prepare and file all Tax Returns related to the Company for any period up to and including to the Closing Date that are to be filed after the Closing Date (" Pre-Closing Tax Returns"). All Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (subject to applicable law) of the Company. All Pre-Closing Tax Returns shall be submitted to the Purchaser for review not less than forty-five (45) days before the filing deadline for such Pre-Closing Tax Returns. The Purchaser shall provide comments to the Vendor not less than twenty (20) days prior to the filing deadline for such Pre-Closing Tax Returns, and the Purchaser shall cause the Pre- Closing Tax Returns to be amended to reflect the reasonable comments of the Purchaser (unless contrary to applicable Law or inconsistent with past practices). The Vendors shall pay, (a) the costs of the Company's current accountants preparing such Pre-Closing Tax Returns and (b) any Taxes due by the Company with respect to such Pre-Closing Tax Returns (to the extent such amounts have not been adjusted for pursuant to Section 3.3).

(b)	In the event the Company receives any Tax Refund in respect of the Pre- Closing Tax Returns, the Purchaser shall forthwith cause the Company to remit the full amount of such Tax Refund to the Vendor .

(c)

The Purchaser shall permit the Company to file any amended Tax Return of the Company (or otherwise change such Tax Returns) or make any election or amended election with respect to taxable periods or portions thereof ending on or before the Closing Date without the prior consent of the Vendors, such consent not to be unreasonably withheld.

(d)

Vendors and Purchaser will co -operate fully and assist each other and make available to each other in a timely fashion all data and other information as may reasonably be required for the preparation and filing of all Tax Returns of the Company and the Vendors and Purchaser will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Law with respect to such Tax Returns.

3.6	Rights Cumulative

The rights contained in this Article III are cumulative and are in addition to every other right contained in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors makes the following representations and warranties and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and in purchasing the Purchased Shares and the Adjacent Lands from the Vendors:

4.1	Corporate Organization, Standing and Qualifications

The Company is a corporation duly incorporated, validly existing, organized and in good standing under the laws of Ontario and has not been dissolved. The Company has all requisite corporate power, authority and capacity to own, lease and operate its property and assets and to carry on the Business.

Complete and correct copies of the articles of incorporation and by-laws of the Company, including any and all amendments thereto, have been delivered or made available to the Purchaser and such articles and by-laws, as so amended, are in full force and effect, and no amendments are being made to same. The name of each director and officer of the Company on the date hereof and the positions held by each are set forth in Schedule 4.1.

4.2	Authorization

The Vendors have the capacity, authority and power to execute, deliver and perform this Agreement and all of the agreements contemplated hereby to which they are party and to consummate the transactions contemplated hereby (including, for greater certainty, conveyance of the Additional Lands if the Option is duly exercised). This Agreement and all of the agreements contemplated hereby to which the Vendors are party have been duly and validly authorized, executed and delivered by the Vendors, and each such agreement constitutes a legal, valid and binding obligation of the Vendors, enforceable against them in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors' rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

4.3	Capitalization

The authorized and issued share capital of the Company as of the date of this Agreement and as of the Closing Time is as set out in Schedule 4.3. All of the issued and outstanding shares in the capital of the Company have been duly and validly issued and are outstanding as fully paid and non-assessable and are not, and at the Closing Time will not be, subject to any pre-emptive rights. There are no shares reserved for issuance by the Company. Other than as disclosed in Schedule 4.3 or as contemplated by this Agreement, the Company does not have any (a) issued or outstanding (i) shares in its capital, or (ii) securities convertible into, or exchangeable or exercisable for, any options, warrants, calls, puts, subscriptions or other rights, (b) agreements or Contractual Obligations or contractual commitments (whether written or oral) relating to any of the issued and outstanding shares in its capital or obligating it or the Vendors to issue or sell any of the shares in its capital or any such securities, options, warrants, calls, puts, subscriptions or other rights, (c) Encumbrances relating to any of the shares in its capital, (d) rights or Contractual Obligations or contractual commitments (whether written or oral) to give funds to or make any investment in any other Person, or (e) rights or Contractual Obligations or contractual commitments (whether written or oral) that give any Person other than the Company or the Vendors any right to reserve or exercise any benefits or rights similar to any rights enjoyed or accruing to the holder of the shares in its capital, including, without limitation, any right to participate in its equity or income or to participate in or direct the election of any of its board of directors or officers or the manner in which any shares in its capital may be listed or in which the Business is conducted. The Vendors have good and valid legal and beneficial title to all of the issued and outstanding shares in the capital of the Company, free and clear of any Encumbrances. None of the issued and outstanding shares in the capital of the Company is subject to the terms of any shareholders’ or similar agreement. The Vendors have and at the Closing Time will have the exclusive right to dispose of all of the issued and outstanding shares in the capital of the Company as provided in this Agreement and, upon delivery and payment for all of the issued and outstanding shares in the capital of the Company as herein provided, the Vendors will convey good and valid title thereto, free and clear of all Encumbrances.

4.4	Consents and Approvals; No Violations

(a)

Except as identified and described in Schedule 4.4(a) or 4.4(b), neither the execution and delivery of this Agreement or any other agreement or document to which the Vendors are or will become a party as contemplated by this Agreement, the consummation of the transactions contemplated herein or therein nor compliance by the Vendors with any provisions hereof or thereof (including, without limitation, the exercise of the Option) will (a) conflict with or result (with or without notice, lapse of time or both) in a breach of any of the terms, conditions or provisions of the articles, by-laws or other constating documents of the Company, (b) conflict with or result in a breach or a default (or give rise to any right of termination, cancellation, acceleration, modification or other right) under any of the provisions of any note, bond, mortgage, indenture, franchise, permit, Contract or other instrument or obligation to which the Vendors or the Company are a party, or by which the Vendors or the Company are bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall have been obtained by the Vendors before Closing (which waivers or consents are identified and described in Schedule 4.4), (c) to the knowledge of the Vendors, violate any Laws applicable to the Vendors or the Company or any of their respective properties or assets, or (d) result in the creation or imposition of any Encumbrance upon any of the Purchased Shares, the Adjacent Lands or any other property or assets used or held by the Company.

(b)

Except as identified and described in Schedule 4.4(b), to the Vendors' knowledge, no consent or approval by, or any notification or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Vendors of this Agreement or any other agreement or document to which the Vendors or the Company is or will be a party.

(c)

Except as identified and described in Schedule 4.4(c), there are no actions, suits or proceeding commenced or in progress or, to the knowledge of the Vendors, pending or threatened against or relating to the Vendors or the Company or any of their respective property or assets that might impair the consummation, or the benefits to the Purchaser, of the transactions contemplated by this Agreement or in any other agreement or document to which the Vendors or the Company are or will be a party in connection with this Agreement .

4.5	Books and Records; Bank Accounts

(a)

All of the Books and Records have been delivered or made available to the Purchaser. The financial Books and Records accurately reflect all financial transactions of the Company. The minute books of the Company include complete and accurate minutes of all meetings of the directors and shareholders of the Company held to date and resolutions passed by the directors and shareholders on consent since the date of incorporation. The share certificate book, register of shareholders, register of transfers and register of directors of the Company are complete and accurate.

4.6	Absence of Undisclosed Liabilities

The Company does not have, and as a result of the transactions contemplated by this Agreement will not have, any indebtedness, liability, or obligation of any nature (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated, unasserted or otherwise and whether due or to become due), except for (a) liabilities and obligations incurred in the ordinary course of business or adjusted for pursuant to Section 3.3; (b) liabilities and obligations disclosed in Schedule 4.6; or (c) liabilities and obligations which are otherwise disclosed in this Agreement. The parties agree that this representation and warranty does not apply to liabilities or obligations which are the subject matter of or addressed or qualified by any specific representation and warranty in this Article IV.

4.7	Real Property

	(a)	The only real property owned by the Company is the Company Lands. The Company is not the lessee of any real property.

(b)

The Adjacent Lands and Additional Lands are not used in connection with the Business. The Vendors are not the lessee of any real property used or required in connection with the operation of the Business.

(c)

The Company and the Vendors own the Owned Real Properties and the Additional Lands respectively free and clear of all Encumbrances other than Permitted Encumbrances and have the exclusive right to possess, use and occupy (subject to the Company Lease), and the Owned Real Property and Additional Lands, respectively. Beneficial title in and for the Owned Real Property and Additional Lands has not been divided from legal title.

(d)

The Company and the Vendors have not granted to any Person any right of first refusal, right of first opportunity, option or similar rights to purchase or lease any of the Owned Real Property or Additional Lands, or any interest therein or any part thereof. The Company and the Vendors have not leased any portion of the Owned Real Property or Additional Lands to any Person other than the Company Lease.

	(e)	To the knowledge of the Vendors, the existing uses of the Owned Real Property and the Additional Lands comply in all material respects with all applicable Laws.

(f)

Except as described in Schedule 4.7, to the knowledge of the Vendors, the Owned Real Property is serviced by all private and public utility services that are necessary for the operations of the Business thereon and, to the knowledge of the Vendors, there are no facts, circumstances or conditions which are reasonably likely to result in the termination of such connections. Neither the Vendors nor the Company have received notice from any third party of any actual or alleged non- compliance with applicable Laws.

(g)

Except as described in Schedule 4.4(c), there are no actions, suits or proceedings pending or, to the knowledge of the Vendors, threatened against or otherwise affecting the Owned Real Property or Additional Lands, or the current use of the Owned Real Property, which could adversely affect: (i) the validity of this Agreement or the transactions contemplated herein; (ii) the title to or value of the Owned Real Property or Additional Lands; (iii) the conveyance of the Owned Real Property and Additional Lands to the Purchaser; (iv) the right of the Purchaser from and after the Closing Date to own and occupy the Owned Real Property and (following due exercise of the Option) the Additional Lands and to carry on the use currently used thereon; or (v) any other action taken or to be taken in connection with this Agreement.

	(h)	There are no pending or, to the knowledge of the Vendors, threatened expropriation or condemnation proceedings relating to any of the Owned Real Property and/or the Additional Lands.

(i)

Except as described in Schedule 4.7, to the knowledge of the Vendors, there are no pending or proposed assessments, capital charges or levies assessed or to be assessed against any of the Owned Real Property and/or the Additional Lands by a Governmental Authority.

	(j)	To the knowledge of the Vendors, there are no outstanding judgments, writs of execution, seizures, injunctions or directives with respect to the Owned Real Property and/or the Additional Lands.

(k)

Neither the Company nor either of the Vendors has received notice of any Claims for construction liens with respect to work or services performed or materials supplied in connection with any of the Owned Real Property and/or the Additional Lands.

(l)

Any and all material documentation in respect of the Owned Real Property and Additional Lands (excluding any documents registered against title) in the possession of the Vendors or Company has been delivered to the Purchaser. Neither the Vendors or the Company are in receipt of any surveys for the Owned Real Property or Additional Lands.

	(m)	Neither the Company nor either of the Vendors has received or issued any notice of default under any of the Permitted Encumbrances.

(n)

Neither the Company nor the Vendors has made application for a re-zoning of any of the Owned Real Property and/or the Additional Lands which remains pending or has any knowledge of any proposed or pending change to any zoning Laws affecting the Owned Real Property and/or the Additional Lands.

(o)

Each of the Vendors acknowledge and confirm that none of the Owned Real Property or Additional Lands is ordinarily occupied by the Vendors, or either of them, as their family residence for purposes of the matrimonial home provisions of the Family Law Act (Ontario).

4.8	Environmental Matters-Waste Collections and Landfill Operations

(a)

Schedule 4.8 contains a list of all Environmental Permits relating to the waste collections and landfill operations of the Company. To the knowledge of the Vendors, all such Environmental Permits are valid and in good standing, are complete and accurate in all material respects. Except as described in Schedule 4.8, to the knowledge of the Vendors, there has been no material violation of any such Environmental Permits, program approvals or other approvals and to the knowledge of the Vendors, no proceeding is pending, or threatened to revoke, modify, cancel, suspend or limit any such Environmental Permits, program approvals or other approvals or to add any conditions of compliance. To the knowledge of the Vendors, the Company is in possession of all Environmental Permits which are required of it under all applicable Laws.

(b)

Except as described in Schedule 4.8, the Business is being carried on in compliance with all Environmental Laws. To the knowledge of the Vendors, except as disclosed in Schedule 4.8, all operations of the Company (and its predecessors in title) conducted on the Owned Real Property (excluding the property leased under the Company Lease), comply and have complied in compliance with all Environmental Laws. The Company has filed all material reports and other information and obtained all Environmental Permits to enable the Business as now conducted to be carried on in compliance with Environmental Laws. To the knowledge of the Vendors, there are no facts known to the Vendors that would be likely to give rise to material non- compliance by the Company with any Environmental Laws.

(c)

Except as described in Schedule 4.8, to the knowledge of the Vendors, no remedial orders have been issued to the Vendors or the Company in respect of the Business, the Owned Real Property (excluding the property leased under the Company Lease), the Adjacent Lands and/or the Additional Lands, and to the knowledge of the Vendors, to any other Person in respect of the Owned Real Property (excluding the property under the Company Lease), the Adjacent Lands and/or the Additional Lands. To the knowledge of the Vendors, no fact or circumstance exists which would likely give rise to such a Remedial Order being issued in respect of the Business.

(d)

Except as described in Schedule 4.8, neither the Vendors nor the Company has received any written or oral notice of any alleged violation of any Environmental Laws or other damage to the environment emanating from or occurring on the Owned Real Property (excluding the property under the Company Lease) for the Business and to the knowledge of the Vendors, no fact or circumstances exists which would likely give rise to such a Claim.

(e)

To the knowledge of the Vendors, there are no active or abandoned above ground or underground storage tanks at, on, in or under the Owned Real Property (excluding the property under the Company Lease), relating to the Business. To the knowledge of the Vendors, the Owned Real Property (excluding the property under the Company Lease), has not been used to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, use, produce or process Hazardous Substances, except in compliance with all applicable Environmental Laws. To the knowledge of the Vendors, none of the Owned Real Property (excluding the property under the Company Lease), has been used for or been designated as a waste disposal site. To the knowledge of the Vendors, no polychlorinated biphenyls ("PCBs") or equipment containing PCBs; lead or lead-based paint; asbestos or asbestos-containing materials; or toxic mould, mildew or fungi are present at any of the Owned Real Property (excluding the property under the Company Lease).

(f)

The Vendors have provided the Purchaser with a copy of all material documents in its possession concerning any environmental or health and safety matter relevant to the Company and the Business including documentation regarding waste disposal, reports, correspondence, Environmental Permits related to environmental or health and safety matters issued by any Governmental Authority, and analyses and monitoring data for soil, groundwater and surface water and all material third party reports pertaining to any environmental assessments or audits that were obtained by, or are in the possession or control of, the Company or the Vendors (collectively, the "Environmental Reports").

(g)

To the knowledge of the Vendors, except as described in Schedule 4.8, the consummation of the transactions contemplated by this Agreement will not require the Purchaser or the Company to obtain consent, approval or authorization from any Governmental Authority in order to enable the Company to hold all Environmental Permits relating to the Business and to remain in compliance in all respects with the terms and conditions of all Environmental Permits of the Company and the Business and all Environmental Laws and all to which the Company and the Business are subject.

4.9	Title

Except as set out in Schedule 4.9, the Company is the sole legal and beneficial owner of all of its personal property assets and interests in personal property assets, which, for the purposes of this Section 4.9, such assets consist solely of the Equipment, the Company Lease and the Municipal Contracts, with good and valid title free and clear of all Encumbrances except Permitted Encumbrances. To the knowledge of the Vendors, there is no basis upon which any of the foregoing assets might become subject to any Encumbrances, except for Permitted Encumbrances.

4.10	Contracts

The only Contracts to which the Company is a party are the Company Lease and the Municipal Contracts. Subject to Schedule 2, to the knowledge of the Vendors, each of such Contracts constitutes a valid and binding obligation of the parties thereto, enforceable in accordance with its terms. Subject to Schedule 2, to the knowledge of the Vendors, none of the parties to any of the Contracts is in material breach of its obligations thereunder and no act or event has occurred which, with notice or lapse of time or both, would constitute a material breach of any of the Contracts. Subject to Schedule 2, to the knowledge of the Vendors, each of the Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other parties thereto, enforceable in accordance with its terms, and the Company is entitled to all of the benefits, rights and privileges under each such Contract. Neither the Company, the Vendors nor their counsel has received notice that any customer, supplier or other Person has breached, intends to breach or intends to discontinue any Contract to which the Company is a party.

4.11	Vehicles, Equipment and Office Equipment

Schedule 4.11 contains a complete and accurate list of all of the Equipment owned by the Company. To the knowledge of the Vendors, all of such Equipment has undergone scheduled maintenance in accordance with manufacturer’s recommendations and are in good condition, repair and (where applicable) proper working order, having regard to their age and reasonable wear and tear.

4.12	Location of Assets

The Equipment is situated at the Owned Real Property (excluding the property under the Company Lease).

4.13	Taxes

(a)

The Company has duly filed on a timely basis with the appropriate Governmental Authority all Tax Returns required to be filed for taxable periods ending on or before the Closing. To the knowledge of the Vendors, all such Tax Returns are true, correct and complete in all material respects. To the knowledge of the Vendors, no such Tax Return contains any misstatement or omits any statement that should have been included therein. No such Tax Return has been amended.

(b)

To the knowledge of the Vendors, the Tax liability of the Company for previous taxation periods is as indicated in its Tax Returns. To the knowledge of the Vendors, all Taxes shown as due on such Tax Returns or otherwise due or claimed to be due by any Governmental Authority have been paid in full. To the knowledge of the Vendors, all instalments, assessments and reassessments and all other Taxes which are due and payable, have been paid in full. To the knowledge of the Vendors, reserves and provisions for Taxes accrued but not yet due on or before the Closing Date are reflected in the Financial Statements of the Company and are adequate as of the date of the Financial Statements and are in accordance with GAAP. To the knowledge of the Vendors, no deficiencies for Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved against. To the knowledge of the Vendors, since December 31, 2017 no material Tax liability of the Company has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(c)

The Company has made available to the Purchaser complete and correct copies of all Tax Returns of the Company that have been filed as of the date hereof (except Tax Returns for periods in respect of which the applicable statutory period of limitations has expired) and copies of all its material correspondence with Governmental Authorities related to Taxes.

(d)

No unresolved assessments, reassessments, audits, Claims, actions, suits, proceedings or investigations exist or have been initiated with regard to any Taxes or Tax Returns of the Company. To the knowledge of the Vendors, no assessment, reassessment, audit or investigation by any Governmental Authority is underway, threatened or imminent with respect to Taxes for which the Company may be liable, in whole or part.

(e)

The Company has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return in respect of any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable.

(f)

To the knowledge of the Vendors, all liabilities of the Company in respect of Taxes have been assessed by the relevant Governmental Authority and notices of assessment have been issued for all taxation periods ending on or before December 31, 2017.

(g)

To the knowledge of the Vendors, the Company has duly and on a timely basis withheld from any amount paid or credited by it to or for the account or benefit of any Person the amount of all Taxes and other deductions required by any Law to be withheld from any such amount and has duly and on a timely basis remitted the same to the appropriate Governmental Authority.

(h)

To the knowledge of the Vendors, no amount in respect of any outlay or expense that is deductible in computing the income of the Company for the purposes of the Tax Act has been owing by the Company for longer than twelve (12) months to a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) at the time the outlay or expense was made or incurred.

(i)	The Company has not claimed a deduction with respect to an outlay or expense that may be considered unreasonable under the circumstances.

(j)

Except pursuant to this Agreement or as specifically disclosed in writing to the Purchaser, for purposes of the Tax Act or any other Law, there has never been a change or acquisition of control of the Company.

(k)

Except as described in Schedule 4.12, the Company has not, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm's length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services.

(l)

To the knowledge of the Vendors, for all material transactions between the Company and any non- resident Person with whom the Company was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m)	The Company has not entered into any advance pricing agreement with any Governmental Authority.

(n)

To the knowledge of the Vendors, there are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to the Company at any time up to and including the Closing Date in respect of any transaction entered into.

(o)

To the knowledge of the Vendors, the Company is not party to, bound by or obligated under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement. To the knowledge of the Vendors, the Company has no liability for the Taxes of any other Person.

(p)

To the knowledge of the Vendors, all Taxes incurred or losses sustained by the Company prior to the Closing Date have arisen in the ordinary course of business, except for Taxes or losses, if any, arising from the transactions contemplated by this Agreement.

(q)	Notices of determination have neither been requested by nor issued to the Company.

(r)

The Company has not received any notice or inquiry from any Governmental Authority in any jurisdiction where the Company does not currently file Tax Returns to the effect that it is or may be subject to taxation in such jurisdiction. The Company is not required to file any Tax Returns in any jurisdiction outside Canada.

(s)	No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company and is currently in effect.

(t)

To the knowledge of the Vendors, the Company will not be required to include in any taxable period ending after the Closing Date any taxable income attributable to income that accrued (or cash that was received), but was not recognized, in any taxable period ending on or before the Closing Date as a result of a reserve, deduction, prepaid amount, advance payment, election, tax credit, the cash method of accounting, the instalment method of accounting, a change in the method of accounting, an agreement with any Governmental Authority, any provision of local, provincial, territorial, federal or foreign tax law, or for any other reason.

(u)

To the knowledge of the Vendors, the Company does not have any contractual obligation to pay the amount of any tax benefits or Tax Refunds (or an amount determined by reference thereby) realized or received by it to any former shareholder(s) or other Person(s).

(v)	To the knowledge of the Vendors, the Company has not realized or received any Tax Refund to which it was or is not entitled.

(w)

To the knowledge of the Vendors, the Company has maintained and continues to maintain at its place of business in Canada (or the United States, as applicable) all books and records required to be maintained under the Tax Act, or any comparable Law of any province or territory of Canada or any comparable Law of the United States (including any municipality or state thereof), including Laws relating to sales or use Taxes.

4.14	Residence

The Company is not a non-resident of Canada for the purposes of the Tax Act. Neither of the Vendors is not a non-resident of Canada for the purposes of the Tax Act.

4.15	Employment Matters

(a)

Schedule 4.15 contains a complete and accurate list of all current employees of the Company, their respective positions, dates of hire with the Company or any predecessors of the Company, current salaries, benefits and other remunerations. Except as disclosed in Schedule 4.15, the Company is not a party to any agreements with past or present employees, agents or independent contractors in connection with the Business. Full and complete copies of such employment contracts have been provided to the Purchaser. Except for those contracts provided, there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable Laws.

(b)

The Company has not terminated, laid off or dismissed (whether such dismissal is actual or constructive) any of its employees in the four weeks preceding Closing. Except as described in Schedule 4.15, all liabilities accrued and due prior to the Closing Date in respect of Employees have or shall have been paid to the Closing Date or adjusted pursuant to Section 3.3, including premium contributions, remittance and assessments for unemployment insurance, employer health tax, Canada Pension Plan, income tax, workers' compensation and any other employment related legislation, accrued wages, Taxes, salaries, commissions and employee benefit plan payments. To the knowledge of the Vendors, there are no outstanding, pending, threatened or anticipated assessments, actions, causes of action, Claims, complaints, demands, orders, prosecutions or suits against the Company, its directors, officers or agents pursuant to or under any applicable Laws, including, but not limited to Canada Pension Plan, unemployment insurance, income tax, employer health tax, employment standards, labour relations, occupational health and safety, human rights, workers' compensation and pay equity. The Company has no obligation to re-instate any Employees.

4.16	Compliance with Laws; Governmental Authorizations

(a)

Except as described in Schedule 4.4, the Company has (i) to the knowledge of the Vendors, conducted the Business in compliance with all applicable Laws in each jurisdiction in which the Business is carried on; and (ii) not received any notice that any material violation of any Law is being or may be alleged.

(b)

The (i) Company is duly licensed, registered or qualified and duly possesses all material Governmental Authorizations required or necessary to carry on the Business as now conducted in compliance with all applicable laws, and all such Governmental Authorizations are described in Schedule 4.15; and (ii) to the knowledge of the Vendors, all of such Governmental Authorizations are valid and subsisting and in good standing and no event has occurred or condition or state of facts exists which constitutes or, after the giving of notice or the passage of time or both, would constitute a breach or default under any of the Governmental Authorizations, or which permits or, after the giving of notice or the passage of time or both, would permit revocation, termination or modification of any of the Governmental Authorizations.

4.17	Litigation

Except as disclosed in Schedule 4.17, there is no Claim, arbitration or legal, administrative or other proceeding or investigation by any Governmental Authority, including appeals and applications for review pending or, to the best of the Vendors' knowledge, threatened against the Company or relating to the Business. Except as disclosed in Schedule 4.17, to the Vendors' knowledge, there are no facts known to the Vendors or the Company which are likely to give rise to any such Claims. Except as disclosed in Schedule 4.17, there is not now, and within the past five years there has not been, outstanding against the Company any judgment, execution, order, injunction, decree or rule of any court, administrative agency, Governmental Authority or arbitrator which affects in any material way the Company or the Business. Except as disclosed in Schedule 4.17, the Company is not the plaintiff, complainant, defendant or intervener in any action, suit, proceeding, grievance, arbitration or alternative dispute resolution proceeding.

4.18	Truth and Accuracy of Schedules

All of the information disclosed in each of the Schedules attached to this Agreement is true and correct.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties and acknowledges that the Vendors are relying on such representations and warranties in entering into this Agreement and in selling the Purchased Shares to the Purchaser:

5.1	Corporate Organization, Standing and Qualifications

The Purchaser is a corporation duly incorporated, validly existing, organized and in good standing under the laws of Ontario and has not been dissolved. The Purchaser has all requisite corporate power, authority and capacity to purchase the Purchased Shares and otherwise perform its obligations pursuant to this Agreement.

5.2	Authorization

The Purchaser has the capacity, authority and power to execute, deliver and perform this Agreement and all of the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all of the agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized, executed and delivered by the Purchaser, and each such agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

5.3	Consents and Approvals; No Violations

Neither the execution and delivery of this Agreement or any other agreement or document to which the Purchaser is or will become a party as contemplated by this Agreement, the consummation of the transactions contemplated herein or therein nor compliance by the Purchaser with any provisions hereof or thereof will (a) conflict with or result (with or without notice, lapse of time or both) in a breach of any of the terms, conditions or provisions of the articles, by-laws or other constating documents of the Purchaser, (b) conflict with or result in a breach or a default under any of the provisions of any note, bond, lease, mortgage, indenture, licence, franchise, permit, agreement, Contract or other instrument or obligation to which the Purchaser is a party, or by which the Purchaser is bound or affected, or (c) violate any Laws applicable to the Purchaser or any of its properties or assets. No consent or approval by, or any notification or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or any other agreement or document to which the Purchaser is or will be a party.

5.4	Knowledge of Purchaser

The Purchaser acknowledges and agrees that as of the Closing Time, it is not aware of any facts that would result in the failure of any representation or warranty made by the Vendors in this Agreement (whether or not contained in Article IV) or in any Schedule, Exhibit, document or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the Closing Date.

5.5	No Other Representations and Warranties

Except for the express representations and warranties contained in Article IV and Article V of this Agreement, no party to this Agreement, nor any other Person on such party's behalf, has made or makes any express or implied representation or warranty, either oral or written, whether arising by Law or otherwise.

ARTICLE VI
SURVIVAL

6.1	Survival of Vendors’ Representations and Warranties

The representations and warranties of the Vendors contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(a)	as to the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.9 (the " Fundamental Representations"), indefinitely;

(b)

as to Tax matters, until 90 days after the expiration of all periods allowed for objecting to and appealing the determination of any proceedings relating to any assessment or reassessment of the Purchaser, the Company or the Vendors, as the case may be, by any Governmental Authority in respect of any taxation period ending on or prior to the Closing or in which the Closing occurs unless a bona fide notice of a Claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim; and

(c)

as to all other matters, for a period of one (1) year, unless a bona fide notice of a Claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim.

6.2	Survival of Purchaser’s Representations and Warranties

The representations and warranties of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendors, in the case of Sections 5.1 and 5.2, indefinitely, and for the balance for a period of twelve (12) months unless a bona fide notice of a Claim for indemnity pursuant to Section 6.3 shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim.

6.3	Indemnification

(a)

Subject to the limitations set out in this Section 6.3, the Vendors jointly and severally indemnify and holds the Purchaser and each of its officers, directors, employees, agents, successors and assigns, harmless from and against any Claim, demand, action, cause of action, damage, loss, liability, cost or expense (including legal fees), but excluding any liability for indirect or consequential damages or for business loss, loss of profit, economic loss or punitive damages (collectively, "Losses ") which may be made or brought against the Purchaser or which the Purchaser may suffer or incur, in respect of, as a result of, or arising out of the failure of any representation or warranty made by the Vendors in this Agreement (whether or not contained in Article IV) or in any Schedule, Exhibit, document or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the Closing Date (without giving effect to any "materiality," "material adverse effect" or similar qualification);

(b)

The Purchaser indemnifies and holds the Vendors and each of its shareholders, officers, directors, employees, agents, successors and assigns, harmless from and against any Losses which may be made or brought against the Vendors or which the Vendors may suffer or incur, in respect of, or arising out of :

(i)

the failure of any representation or warranty made by the Purchaser in this Agreement or in any Schedule, Exhibit, document or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the Closing Date; or

(ii)

any claim or proceeding made at any time from and after the Closing Date in respect of the condition of the Owned Real Property or the Additional Lands, including any order or claim against the Vendors, whether arising because of the presence or alleged presence of Hazardous Substances or any actual or alleged violation of Environmental Laws, whether occurring prior to, on or after the Closing Date.

(c)

The obligations to indemnify and hold harmless pursuant to Section 6.3 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set out in Section 6.1, except for Claims for indemnification asserted prior to the end of such periods, which Claims shall survive until final resolution thereof.

(d)

No Person shall be entitled to indemnification of any Losses pursuant to Section 6.3 unless the aggregate amount of all Losses for which the Indemnified Party would otherwise be entitled to require payment from an Indemnifying Party under such sections exceeds $50,000, in which case, for clarity, the entitlement shall be to claim for the entirety of any such Losses (subject to the limitations set out elsewhere in this Article VI). No Person shall be entitled to indemnification pursuant to Section 6.3 for any individual or series of related Losses which do not exceed $50,000.

(e)

The obligations to indemnify and hold harmless pursuant to Section 6.3(a), other than liabilities for breach of fundamental representations or representations relating to Tax matters (which shall be limited to the Purchase Price for the Purchased Shares, the Adjacent Lands or the Additional Lands, as applicable), shall be limited to an amount not exceeding 25% of the Purchase Price for (i) the Purchased Shares (in the case of representations and warranties relating to the Company or the Purchased Shares), (ii) the Adjacent Lands (in the case of representations and warranties relating to the Adjacent Lands), and (iii) the Additional Lands (in the case of representations and warranties relating to the Additional Lands), as applicable.

(f)

Notwithstanding any limitation or threshold set forth in this Article VI, including for greater certainty Sections 6.3(d) and 6.3(e), there shall be no limitation or threshold for liabilities for or in respect of any claim involving fraud or fraudulent misrepresentation occurring on or prior to the Closing Date.

6.4	Procedure for Indemnification

(a)

Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 6.3 hereof (an "Indemnified Party"), excluding any claim by a third Person described in Section 6.5, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "Indemnifying Party") a certificate (the "Certificate"), which Certificate shall:

(i)

state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)

specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)

In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the forty-five (45) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the party which receives a final judgment in any dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c)

Claims for losses specified in any Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Certificate, Claims for losses the validity and amount of which have been the subject of arbitration as described in Section 6.4(b) and Claims for losses the validity and amount of which shall have been the subject of a final arbitration, or shall have been settled with the consent of the Indemnifying Party, as described in Section 6.5 below, are hereinafter referred to, collectively, as "Agreed Claims". Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

6.5	Third Party Claims

If a Claim by a third Person is made against any Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VI, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Claim in reasonable detail, shall include copies of all documentation, written claims and correspondence relating thereto and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defence thereof; provided that: (a) the Indemnified Party shall co-operate in good faith in such defence; (b) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defence through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party; and (c) the Indemnifying Party shall promptly be entitled to assume the defence of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any loss resulting therefrom; and provided further that the Indemnifying Party shall not be entitled to assume control of such defence and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (i) the parties agree, reasonably and in good faith, that such third Person Claim would give rise to Losses which are more than twice the amount indemnifiable by such Indemnifying Party pursuant to this Article VI; (ii) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the Claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) upon petition by the Indemnified Party, the court decides that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or Claim and to participate in the defence thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such Claim as provided in the preceding sentence, to assume the defence of such Claim, or (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is reasonably contesting any such Claim in good faith, the Indemnified Party shall not pay or settle any such Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a Claim of indemnity hereunder and all relevant back up materials in its possession that it elects to undertake the defence thereof, the Indemnified Party shall have the right to contest, settle or compromise the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VI and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defence of any Claim, including making available records relating to such Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defence of any such Claim or for testimony as witnesses in any proceeding relating to such Claim.

6.6	Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article VI shall also be subject to the following:

(a)

if any third Person Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person with respect to such third Person Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the third Person Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from such third Person, pay such difference to the Indemnifying Party; and

(b)

the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available.

6.7	Rights Cumulative

The rights of indemnification contained in this Article VI are cumulative and are in addition to every other right or remedy of the Parties contained in this Agreement or otherwise.

6.8	Subrogation

Upon payment in full of any indemnification Claim or the payment of any judgment or settlement with respect to a third Person Claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such indemnification Claim or third Person Claim. The Indemnified Party shall assign or otherwise cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any Claims against, or otherwise recover amounts from, any Person liable or responsible for any losses for which indemnification has been received pursuant to this Agreement.

6.9	Insurance and Other Recoveries

(a)

All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party for such loss for which the Indemnified Party is seeking indemnification. Each Party agrees to promptly make and diligently pursue a Claim against any applicable insurance with respect to any loss that would otherwise be payable pursuant to this Article VI.

(b) All indemnification payments payable hereunder shall be reduced by the amount of any tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

6.10	Mitigation

Nothing in this Article VI shall eliminate or reduce an Indemnified Party's obligations to mitigate its Losses as required by applicable Law.

6.11	Adjustment to Purchase Price

Any payment made by the Vendors to the Purchaser under this Article VI shall constitute a downward adjustment to the Purchase Price. Any payment made by the Purchaser to the Vendors under this Article VI shall constitute an upward adjustment to the Purchase Price.

ARTICLE VII
CLOSING

7.1	Electronic Registration

Solicitors for the Vendors, the Company, and the Purchaser shall enter into a customary Document Registration Agreement ("DRA") prepared by the Law Society of Ontario (subject to such reasonable comments as counsel may have) governing the procedure relating to receipt and disbursement of the Purchase Price and the electronic release of land registration documentation, with such agreement to include counsel for the existing mortgagees and Purchaser’s mortgagee, if appropriate.

7.2	Vendors and Company Closing Deliverables

The Vendors and Company, as the case may be, both agree to deliver to the Purchaser, on or before Closing, the following:

(a)	registrable conveyances of the Adjacent Lands, containing all statements contemplated by Section 50(22) of the Planning Act (Ontario), and excluding no deemed covenants;

(b)	registrable documentation sufficient to register notice of the Option on title to the Additional Lands;

(c)	an assignment and assumption of Permitted Encumbrances;

(d)	a certificate of an officer of the Company certifying that the Company is not a non- resident of Canada pursuant to Section 116 of the Income Tax Act (Canada);

(e)

a statutory declaration of each of the Vendors swearing that they are not a non- resident of Canada pursuant to Section 116 of the Income Tax Act (Canada) and that the Owned Real Property is not used as a matrimonial home for purposes of the Family Law Act (Ontario);

(f)	a statement of adjustments;

(g)	an undertaking to readjust;

(h)	the DRA;

(i)	a direction to the Purchaser regarding payment of the Purchase Price;

(j)	such documentation (including statutory declarations regarding title and possession, or officer’s certificates) as may reasonably and customarily be required by the Purchaser’s title insurer;

(k)	resignations of the Vendors as officers, directors and employees of the Company and mutual releases between the Vendors and the Company; and

(l)	such other documents as may reasonably and customarily be required to effect the transactions contemplated by this Agreement.

7.3	Purchaser Closing Deliverables

The Purchaser will deliver to the Vendors and the Company, as the case may be, on or before Closing, the following:

(a)	the Purchase Price;

(b)	a direction with respect to title to the Adjacent Lands, if applicable;

(c)	an assignment and assumption of Permitted Encumbrances;

(d)	a certificate and indemnity with respect to HST as contemplated in Section 3.4;

(e)	an undertaking to readjust;

(f)	the DRA; and

(g)	such other documents as may reasonably and customarily be required to effect the transactions contemplated by this Agreement.

All documents to be delivered by the Vendors to the Purchaser and by the Purchaser to the Vendors on Closing shall be in form and substance satisfactory to the lawyers for the party to whom such document is being delivered, each acting reasonably.

ARTICLE VIII
GENERAL

8.1	Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a "Notice") shall be given in writing and delivered by personal delivery or delivery by recognized national courier, delivered by registered mail, postage prepaid, or sent by electronic communication (including e-mail)addressed as follows:

If to the Purchaser:	200 Davenport Road
Toronto, Ontario
M5R 1J2

	Attention:	Marc Hazout
	E-Mail:	mhazout@susglobalenergy.com

If to the Vendors:	David and Kim Moore
1010 Bethel Road
Roslin, ON K0K 2Y0

	Attention:	David and Kim Moore
	E-Mail:	davidkimmoore@sympatico.ca

With a copy to:	Dentons Canada LLP
77 King Street West, Suite 400,
Toronto-Dominion Centre
Toronto, ON M5K 0A1

	Attention:	Karen Groulx and Todd Melchior
	E-Mail:	karen.groulx@dentons.com and
todd.melchior@dentons.com

or at such other address or e-mail address at which the addressee may from time to time notify the addressor. Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing. Attempted delivery of any Notice hereunder by electronic communication (including but not limited to e-mail and Internet or intranet websites, but excluding facsimile transmission) shall not constitute delivery of such Notice for the purposes of this Agreement.

8.2	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

8.3	Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

8.4	Assignment and Enurement

Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party, without the prior written consent of each of the other Parties, which consent may be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns hereunder.

8.5	Expenses

Except in relation to the Professional Fee Amount or otherwise set out in this Agreement, each Party to this Agreement shall pay its respective, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred.

8.6	Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

8.7	Jurisdiction

Each of the Parties to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario.

8.8	Service

If any party is or becomes a party on which service or legal process with respect to an action commenced in the Province of Ontario must be served out of the jurisdiction of the Province of Ontario (an "Ex Juris Party"), the Ex Juris Party shall in writing to the other party designate, appoint and empower a party or agent within the Province of Ontario to receive for and on behalf of the Ex Juris Party service of process in the Province of Ontario in any legal action or proceeding with respect to this Agreement, which agent shall undertake to enter an unconditional appearance within thirty (30) days after such service. A copy of such process served on the agent will be promptly forwarded by mail by the party initiating such proceedings to the Ex Juris Party at the address referred to in the next sentence. Failure of the Ex Juris Party to receive such copy shall not affect in any way the service of such process on the Ex Juris Party by service upon its agent for service as designated above. Each party agrees that if it becomes an Ex Juris Party and it fails to maintain such a duly appointed agent for service of process, it irrevocably consents to the service of process out of any court of the Province of Ontario by mailing all copies of such process by registered or certified mail, postage prepaid to the last address designated for delivery of notice to such Ex Juris Party under the terms of Section 8.1, such service to be effective thirty (30) days after such mailing. The mailing to such Ex Juris Party at such address shall be deemed personal service and acceptance of service by such Ex Juris Party for any action or proceeding with respect to any matter relating to this Agreement. Service in accordance with the foregoing provisions shall not preclude any other manner of service permitted by Ontario law.

8.9	Public Notices

All public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior written approval of the other Parties, except where the Party making such notice is required to do so by law or any Governmental Authority, or any stock exchange, in which circumstance the Party subject to such legal requirement may make public disclosure and shall use its commercially reasonable efforts to consult in advance with the other Party to the extent practicable.

8.10	Third Party Beneficiaries

Except as otherwise provided in Section 6.3, the Vendors and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Parties, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Despite the foregoing, the Vendors acknowledges to each of the Purchaser's Indemnified Parties their direct rights against it under Section 6.3 of this Agreement and the Purchaser acknowledges to each of the Vendors' Indemnified Parties their direct rights against it under Section 6.3 of this Agreement. To the extent required by Law to give full effect to these direct rights, the Vendors and the Purchaser agree and acknowledge that they are acting as agent and/or as trustee of their respective Indemnified Parties. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Parties.

8.11	Non-Merger

Except as otherwise expressly provided in this Agreement, the representations, warranties, and agreements shall not merge on and shall survive Closing and, notwithstanding Closing or any investigation made by or on behalf of any party, shall continue in full force and effect.

8.12	No Presumption

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring either Party by virtue of the authorship of any provision of this Agreement or the payment of any legal services associated therewith.

8.13	Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including Notices, Schedules, Exhibits and authorizations, have been and shall be drawn up in the English language only. Les Parties aux présentes confirment leur volonté que cette convention, de même que tous les documents, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en anglais seulement.

8.14	Execution by Electronic Transmission

The signature of any of the Parties may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

8.15	Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

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